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                                                                    Exhibit VIII
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                            STOCK OPTION AGREEMENT
                            ----------------------

     THIS STOCK OPTION AGREEMENT (this "Agreement") dated as of May 7, 1997 is between The Prime Group, Inc., a corporation duly organized and validly existing under the laws of the State of Illinois (the "Shareholder"), and Blackacre Bridge Capital L.L.C., a Delaware limited liability company (the "Purchaser").

     WHEREAS, as of the date hereof (the "IPO Date"), Brookdale Living Communities, Inc., a Delaware corporation ("Brookdale"), has completed an initial public offering of its Common Stock, $0.01 par value per share ("Common Stock"), at an initial public offering price of $11.50 per share (the "IPO Price");

     WHEREAS, the Purchaser has issued a standby commitment (the "Commitment") to the Shareholder pursuant to that certain standby commitment letter of the Purchaser dated May 5, 1997 (the "Commitment Letter") to make a certain loan to finance the purchase by the Shareholder (or an affiliate of the Shareholder) of certain shares of the Common Stock issued and sold by Brookdale in the IPO; and

     WHEREAS, as a condition to issuing the Commitment to the Shareholder, the Purchaser has required that the Shareholder grant to the Purchaser an option to purchase certain shares of Brookdale's Common Stock as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce the Purchaser to issue the Commitment to the Shareholder, it is agreed as follows:

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     Section 1.  Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the form of Credit Agreement attached to the Commitment Letter.

     Section 2. Grant of Option. The Shareholder hereby grants to the Purchaser an option (the "Option") to purchase 12,500 shares (the "Option Shares") of Common Stock at a price per share equal to the lesser of the $12.00 or the arithmatic average of all closing prices of the Common Stock from the IPO Date to that date which is six months after the IPO Date (the "Purchase Price").

     Section 3. Term. The term of the Option will begin on the date hereof and shall continue in effect until May 7, 2000.

     Section 4.  Exercise of Option.

     (a) Upon the terms and conditions of this Agreement, the Purchaser may exercise the Option, in whole but not in part, at any time prior to the expiration thereof.

     (b) The respective obligations of the Purchaser and the Shareholder to consummate the sale of any of the Option Shares upon the exercise of the Option shall be subject to each of the following conditions precedent: (i) there shall be no proceeding pending before any court or governmental agent or instrumentality to, or any preliminary or permanent injunction in effect which would, prohibit or prevent consummation of the sale of the Option Shares to be sold to the Purchaser; (ii) all applicable waiting periods under statutes, regulations or rules applicable to the acquisition of the Option Shares to be acquired by the Purchaser shall have expired or been terminated; (iii) the representations and warranties contained herein shall be true and correct as of

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the Closing (as defined herein); and (iv) any required approvals or exemptions under federal, state or foreign law shall have been obtained.

     (c) In the event the Purchaser wishes to exercise the Option, the Purchaser shall send a written notice to the Shareholder specifying the total number of Option Shares the Purchaser intends to purchase pursuant to Section 2 hereof, the place at which such purchase shall occur and a date not earlier than ten business days from the date such notice is given for the closing of such purchase (the "Closing").

     Section 5.  Closing.  At the Closing:

     (a) The Purchaser will make payment to the Shareholder of the aggregate price for the Option Shares so purchased by delivery of immediately available funds in lawful money of the United States in an amount equal to the product obtained by multiplying the applicable Purchase Price by the number of Option Shares to be purchased.

     (b) Simultaneously with receipt of such payment, the Shareholder will deliver or cause to be delivered to the Purchaser a stock certificate or certificates representing the number of Option Shares so purchased, with stock powers duly executed in blank.

     Section 6. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Purchaser as follows:

          (i) the Shareholder is the legal, record and beneficial owner of the Option Shares, subject to no Lien, but subject to the terms and conditions of the Brookdale Documents;

          (ii) the Shareholder has full corporate power, authority and legal right to execute and deliver this Agreement;

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          (iii)  this Agreement constitutes a legal, valid and binding obligation of the Shareholder enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

          (iv) neither the execution and delivery by the Shareholder of this Agreement, nor, subject to the Purchaser's compliance with applicable federal and state securities laws with respect to the Purchaser's purchase of any of the Option Shares, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent (except such as has been obtained) under, any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority or any Brookdale Document, or any material agreement or instrument to which the Shareholder is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the assets of the Shareholder pursuant to the terms of any such agreement or instrument; and

          (v) Upon payment for the Option Shares pursuant to the Option, the Purchaser will acquire good, legal and marketable title to the Option Shares, free and clear of all claims, liens, charges or encumbrances not created by or through the Purchaser, but subject to the terms and provisions of the Brookdale Documents.

          Section 7. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Shareholder as follows:

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          (a)  Acknowledgment.  The Purchaser acknowledges that it has been offered an opportunity to solicit information with respect to the business, affairs and financial condition of Brookdale, and that the Purchaser is capable of evaluating the merits of its decision whether or not to purchase the Option Shares pursuant to this Agreement.

          (b)  Authority Relative to this Agreement.

            (i) the Purchaser has full limited liability company power, authority and legal right to execute and deliver this Agreement; and

            (ii) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (c) No Distribution. The Purchaser understands that the Shareholder is an "affiliate" (as defined in the Act (as hereinafter defined)) of Brookdale and that any sale of the Option Shares (or any of them) to the Purchaser pursuant to this Agreement will not have been registered under the Securities Act of 1933, as amended (the "Act"), or the equivalent securities laws of any state. The Purchaser agrees that it will acquire the Option Shares for its own account only and will not sell any Option Shares unless such sale is registered under the Act or unless an exemption from the registration thereof is available.

          Section 8. Purchase and Sale of Option Shares. During the term of the Option, the Shareholder shall not, directly or indirectly, sell, transfer, tender, pledge, hypothecate or

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encumber any of the Option Shares; provided, however, that during such period the Shareholder may sell the Option Shares pursuant to the Option.

     Section 9. Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or consents under, this Agreement) shall be given or made by telecopy, or in writing and telecopied (with confirmation), mailed, sent by overnight courier or delivered to the intended recipient at the address specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier (with confirmation of receipt), or personally delivered or, in the case of a mailed or couriered notice, upon receipt, in each case given or addressed as aforesaid. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

          If to the Purchaser, at:

               Blackacre Bridge Capital L.L.C.
               450 Park Avenue
               New York, New York  10022
               Attention: J.B. Citrin
               Telecopy Number: (212) 758-5305

          With a copy to:

               Thacher Profitt & Wood
               Two World Trade Center
               New York, New York  10048
               Attention:  Lawrence Swenson
               Telecopy Number:  (212) 912-7751

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          If to the Shareholder, at:

               The Prime Group, Inc.
               77 W. Wacker Drive, Suite 3900
               Chicago, Illinois 60601
               Attention:  Michael W. Reschke
               Telecopy Number: (312) 917-1511

          With a copy to:

               The Prime Group, Inc.
               77 W. Wacker Drive, Suite 3900
               Chicago, Illinois 60601
               Attention:  Robert J. Rudnik, Esq.
               Telecopy Number: (312) 917-1684

          With a copy to:

               Winston & Strawn
               35 W. Wacker Drive
               Chicago, Illinois 60601
               Attention: Wayne D. Boberg, Esq.
               Telecopy Number: (312) 558-5700

     Section 10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or invalidate any other provision of this Agreement in such or any other jurisdiction.

     Section 11. Separate Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

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     Section 12. Successors and Assigns. Neither the Shareholder nor the
Purchaser may assign its rights or obligations hereunder without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 13. Amendments and Waivers. This Agreement may be amended, and compliance with any provision hereof may be waived, but only in a written instrument signed by the Shareholder and the Purchaser.

     Section 14. Headings. The headings of the sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     Section 15. GOVERNING LAW. THE TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (EXCLUSIVE OF ANY RULES AS TO CONFLICT OF LAWS).

     Section 16. References to Other Documents. All defined terms used in this Agreement which refer to other documents shall be deemed to refer to such other documents as they may be amended from time to time, provided such documents were not amended in breach of a covenant contained in this Agreement or any such other document.

     Section 17. No Rights as a Shareholder. The Purchaser shall have no rights as a shareholder with respect to the Option Shares until the date of the sale of the Option Shares upon the exercise of the Option. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

                            [signature page follows]

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

                                       PURCHASER:

                                       BLACKACRE BRIDGE CAPITAL L.L.C.


                                       By:  /s/ Jeffrey B. Citrin
                                          -----------------------------------
                                       Name:    Jeffrey B. Citrin
                                            ---------------------------------
                                       Title:
                                             --------------------------------


                                       SHAREHOLDER:

                                       THE PRIME GROUP, INC.


                                       By:  /s/ Richard S. Curto
                                          ----------------------------------
                                       Name:    Richard S. Curto
                                            --------------------------------
                                       Its: Executive Vice President
                                           ---------------------------------

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